Exhibit 99.1

SemGroup Corporation Announces Proposed Private Offering of Senior Notes

Tulsa, OK - June 3, 2013 - SemGroup® Corporation (NYSE: SEMG) (SemGroup) today announced that it intends to offer, subject to market and other conditions, $350 million in aggregate principal amount of senior unsecured notes due 2021 (the Notes) for sale in a private placement to eligible purchasers.
We intend to use the net proceeds of this offering to fund the pending acquisition (the Acquisition) of all the outstanding equity interests in Mid-America Midstream Gas Services, L.L.C., a subsidiary of Chesapeake Energy Corporation, to repay amounts borrowed under SemGroup’s corporate revolving credit facility and for general corporate purposes, including capital expenditures. If, for any reason, the Acquisition does not close, we intend to use the net proceeds of this offering for general corporate purposes, including capital expenditures. The Acquisition is expected to close by the third quarter of 2013 and is conditioned upon certain closing conditions.
This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Notes and the guarantees thereof have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state securities laws and may not be offered or sold in the United States absent registration or applicable exemption from the registration requirements under the Securities Act and applicable state securities laws. The Notes are expected to be offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside of the United States pursuant to Regulation S under the Securities Act. This press release is being issued in accordance with Rule 135c under the Securities Act.
Forward-Looking Statements
Certain matters contained in this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.
All statements, other than statements of historical fact, included in this press release, including regarding the offering of the Notes, the expected use of proceeds from such offering and the closing of the Acquisition, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, (i) SemGroup’s business plans may change as circumstances warrant and the offering of the Notes may not ultimately be completed because of general market conditions or other factors or (ii) any of the factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on any forward-looking statements contained in this press release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Exhibit 99.1

Contacts:
Investor Relations:
Mary Catherine Ward
918-524-8081
investor.relations@semgroupcorp.com

Media:
Kiley Roberson
918-524-8594
kroberson@semgroupcorp.com